Exhibit 99.1

ARIZONA ARBITRATION PANEL RULES FOR

BNCCORP AND ITS SENIOR OFFICERS

PHOENIX, AZ, January 23, 2006 – In an order released January 20, 2006, a three member arbitration panel ended a year of litigation by ruling in favor of BNCCORP, INC. (BNC), its senior officers, BNC’s Phoenix- based insurance subsidiary, BNC Insurance Services, Inc. (d/b/a Milne & BNC Insurance Services) and the subsidiary’s President and CEO, Richard Milne, in a wrongful termination claim brought by Terrence M. Scali. Scali is a former senior officer and board member of both BNCCORP and Milne & BNC Insurance Services.

The arbitration panel dismissed, outright, four counts of Scali’s lawsuit. On a fifth count, dealing with Scali’s further obligations under his employment agreement, the panel ruled that Scali is prohibited from recruiting Milne & BNC Insurance Services’ employees and customers, and from using the company’s confidential information.

Significantly, the panel held that Scali was not wrongfully terminated in July 2004, as he had contended. The panel also ruled that Scali was “fully compensated” following his termination. In addition, the arbitration panel also ruled that there was “no credible evidence” to support Scali’s claim that he was defamed by BNC or Milne & BNC Insurance Services, or any of their senior officers and directors. Finally, the panel held there was no credible evidence to support Scali’s claims that senior officers of BNC had illegally interfered with his employment contract.

The panel did not award Scali any damages based on the termination of his employment and found that he had been “fully compensated under the Employment Agreement.” Shortly after his July 2004 termination, and months before Scali brought his lawsuit, he had been paid $684,000 from Milne & BNC Insurance, representing all the wages he was entitled to for the full term of his employment agreement.

In a related ruling, the arbitration panel sanctioned Scali for destroying potential evidence when he “discarded” his personal computer. The panel ordered Scali to pay BNC $15,000 in attorneys’ fees and costs as a consequence of his conduct.

The arbitration panel included former Chief Justice of the Arizona Supreme Court, the Honorable Frank X. Gordon, Jr., and two prominent Phoenix attorneys, Marvin S. Cohen and Leslie Gene Lemon.

BNCCORP CEO and President Gregory Cleveland praised the thoroughness and professionalism of the arbitration panel. “These unfounded and retaliatory claims against our company and its principal officers are now behind us,” Cleveland said. “It has been a needless distraction and now we can devote our full energies to the expansion and continued growth of our financial services and insurance businesses, including Milne & BNC Insurance Services which has become an important part of our business.”

BNCCORP, INC. (Nasdaq: BNCC) is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to business and consumers in its local communities. The company operates 26 locations in Arizona, Minnesota, North Dakota, Colorado and Utah and also provides a wide array of insurance, brokerage and trust and financial services. These services are offered through BNC National Bank, the bank’s trust and financial services division, and subsidiaries Milne & Company Insurance Services, and BNC Asset Management, Inc.

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